THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK
ENDORSEMENT
Notwithstanding any provision in the Contract or Certificate (“Contract”) to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.
“Pursuant to Section 3 of the federal Defense of Marriage Act (“DOMA”), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder’s spouse.”
Signed for the Company to be effective as of the Contract Date.
THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK
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FSE-6249 (12/09)